EXHIBIT 10
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                 DESCRIPTION OF NONEMPLOYEE COMPENSATION POLICY
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In December 2000,  the Company  adopted a  compensation  policy for  nonemployee
Directors (the "Policy"). Pursuant to the Policy, nonemployee Directors receive an annual fee for service on the Board of $12,000 payable quarterly in advance. No additional fee is paid for service on a committee of the Board. Nonemployee Directors also receive an initial grant of 40,000 stock options upon joining the Board (the "Initial Grant") and an annual grant of 20,000 stock options each year thereafter (the "Annual Grant") on the annual option grant date for officers and employees of the Company. In April 2001, the Policy was amended to provide for an additional grant of 40,000 stock options for any Director who becomes Chairman of the Board (the "Chairman Grant") and to increase the Annual Grant for any nonemployee Director who serves as Chairman of the Board to 30,000 stock options.

The options granted to nonemployee Directors are nonqualified stock options, and have an exercise price equal to the mean between the high and low sales prices of the Company's Common Stock as quoted on The Nasdaq Stock Market on the grant date. Each Initial Grant and Chairman Grant generally vests on a monthly basis over the 24 months immediately following the grant date, and each Annual Grant generally vests on a monthly basis over the 12 months immediately following the grant date. All vesting of the options will cease 90 days after the nonemployee Director ceases to serve on the Board. Options become exercisable in full immediately upon the occurrence of a change in control of the Company. A change in control of the Company would occur on the happening of such events as the beneficial ownership by a person or group of 30 percent or more of the outstanding Common Stock of the Company, certain changes in Board membership affecting a majority of positions, certain mergers or consolidations, a sale or other transfer of all or substantially all the Company's assets, or approval by the stockholders of a plan of liquidation or dissolution of the Company, as well as any change in control required to be reported by the proxy disclosure rules of the Securities and Exchange Commission. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.